As filed with the Securities and Exchange Commission on June 17, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

台灣積體電路製造股份有限公司

(Exact name of registrant as specified in its charter)

Taiwan Semiconductor Manufacturing Company Limited

(Translation of registrant’s name into English)

Republic of China	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

No. 8, Li-Hsin Road 6 Hsinchu Science Park Hsinchu, Taiwan Republic of China	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Taiwan Semiconductor Manufacturing Company Limited

Global Employee Stock Purchase Plan

(Full title of the plan)

TSMC North America

2851 Junction Avenue

San Jose, CA 95134, USA

(Name and address of agent for service)

(408) 382-8000

(Telephone number, including area code, of agent for service)

Copies to:

Wendell Huang Taiwan Semiconductor Manufacturing Company Limited No. 8, Li-Hsin Road 6 Hsinchu Science Park Hsinchu, Taiwan Republic of China Tel: +886-3-5055901	Ching-Yang Lin, Esq. Sullivan & Cromwell (Hong Kong) LLP 20th Floor, Alexandra House 18 Chater Road, Central Hong Kong +852-2826-8688	Laura McDaniels Scott Levi White & Case LLP 3000 El Camino Real 2 Palo Alto Square, Suite 900 Palo Alto, California Tel: (650) 213-0300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Taiwan Semiconductor Manufacturing Company Limited (the “Company” or the “Registrant”) has filed with the Securities and Exchange Commission (the “Commission”) this registration statement on Form S-8 (this “Registration Statement”) to register under the Securities Act of 1933, as amended (the “Securities Act”) 25,000,000 common shares, par value NT$10.00 each (the “Common Shares”), of the Company, which are represented by 5,000,000 American Depositary Shares (“ADSs”) (each ADS represents five Common Shares) that may be purchased pursuant to the Taiwan Semiconductor Manufacturing Company Limited Global Employee Stock Purchase Plan (the “ESPP”). The ESPP provides that ADSs will be purchased by the administrator of the ESPP for the accounts of the participants on the open market. The ESPP does not provide for such shares to be issued by the Company out of its authorized and unissued Common Shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	As permitted by Rule 428 under the Securities Act and the Note to Part I of Form S-8, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to each participant in the ESPP as may be required by Rule 428(b). Such documents are not required to be and are not being filed with the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference in this Registration Statement the following:

●	The Company’s Annual Report on Form 20-F for the year ended December 31, 2021, filed with the Commission on April 14, 2022 (the “2021 Annual Report”); and

●	The description of the Company’s Common Shares contained in Exhibit 2a.1 to the 2021 Annual Report, and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable. Because no original issuance Common Shares are to be registered hereunder, no opinion of counsel regarding the legality of the Common Shares being registered hereunder is required.

Item 6. Indemnification of Directors and Officers.

The relationship between the Company and its directors and officers is governed by the R.O.C. Civil Code, R.O.C. Company Law and the Company’s Articles of Incorporation. The Company has entered into indemnification agreements with each of its directors. Under these agreements, the Company agreed to indemnify directors against any liabilities and expenses actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, instituted by any third party, arising out of their service as a director, to the fullest extent permitted by law, unless the Company establishes that the director did not act in good faith and, with respect to any criminal proceeding, that the director had reasonable cause to believe that his or her conduct was unlawful. In addition, the Company has obtained directors’ and officers’ liability insurance.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Documents

4.1	Articles of Incorporation of Taiwan Semiconductor Manufacturing Company Limited, as amended and restated on June 8, 2022.

10.1	Taiwan Semiconductor Manufacturing Company Limited Global Employee Stock Purchase Plan.

23.1	Consent of Deloitte & Touche, independent registered accounting firm for the Company.

24.1	Power of Attorney of certain officers and directors (included on the signature page to this Registration Statement).

107	Filing Fee Table.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hsinchu, Taiwan, Republic of China, on the 17th day of June, 2022.

TAIWAN SEMICONDUCTOR MANUFACTURING COMPANY LIMITED

By:	/s/ Wendell Huang
Name:	Wendell Huang
Title:	Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Wendell Huang as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities set forth below on June 17, 2022.

Signature	Title of Capacities

/s/ Mark Liu	Chairman
Name: Mark Liu

/s/ C.C. Wei	Vice Chairman and Chief Executive Officer
Name: C.C. Wei	(principal executive officer)

/s/ Ming-Hsin Kung	Director
Name: Ming-Hsin Kung

/s/ F.C. Tseng	Director
Name: F.C. Tseng

/s/ Sir Peter L. Bonfield	Independent Director
Name: Sir Peter L. Bonfield

/s/ Kok-Choo Chen	Independent Director
Name: Kok-Choo Chen

/s/ Michael R. Splinter	Independent Director
Name: Michael R. Splinter

/s/ Moshe N. Gavrielov	Independent Director
Name: Moshe N. Gavrielov

/s/ Yancey Hai	Independent Director
Name: Yancey Hai

/s/ L. Rafael Reif	Independent Director
Name: L. Rafael Reif

/s/ Wendell Huang	Vice President and Chief Financial Officer
Name: Wendell Huang	(principal financial officer)

/s/ Mingli Weng	Controller
Name: Mingli Weng

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Taiwan Semiconductor Manufacturing Company Limited, has signed this registration statement on June 17, 2022.

TSMC NORTH AMERICA

By:	/s/ Steven Schulman
Name:	Steven Schulman
Title:	Senior Director